Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement) is made by and between Joel Morganroth, M.D., P.C., a Pennsylvania professional corporation (“Consultant”), and eResearchTechnology, Inc., a Delaware corporation (“Company”), as of April 9, 2012.

WHEREAS, in connection with the consummation of the transactions described in that certain Agreement and Plan of Merger dated April 9, 2012 (the “Merger Agreement’) by and among Company, Explorer Holdings, Inc., a Delaware corporation (“Parent”), and Explorer Acquisition Corp., a Delaware corporation (“MergerSub”), MergerSub shall be merged with and into the Company with the Company becoming the surviving corporation (the “Merger”); and

WHEREAS, Consultant currently provides services to Company pursuant to that certain Consultant Agreement dated March 1, 2010 (the “Prior Agreement”);

WHEREAS, effective as of, and contingent upon, the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”), Company desires to engage Consultant to provide consulting services on the terms and conditions, and for the consideration, hereinafter set forth, and Consultant desires to be engaged by Company on such terms and conditions, and for such consideration;

WHEREAS, in connection with the Merger, effective as of, and contingent upon, the Effective Time, Consultant shall sell all of its assets to Company for $875,000 pursuant to an Asset Purchase Agreement substantially in the form of agreement attached hereto as Exhibit A to be entered into after the date hereof (the “Asset Sale”); and

WHEREAS, Company and Consultant now desire to enter into this Agreement whereby Consultant shall perform consulting services for Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and their mutual covenants and promises contained herein, Company and Consultant agree to the following:

1. Description of Services. During the Term, and subject to the terms and conditions of this Agreement, Consultant agrees to provide Joel Morganroth, M.D. to perform services for Company as set forth herein, which shall primarily involve serving as Company’s Chief Cardiac Consultant providing scientific and cardiac consulting oversight. The specific nature and amount of the services to be performed during the Term under this Agreement shall be as determined by Company’s Board of Directors (the “Board”), as reasonably acceptable to Consultant and reasonably consistent with past practices.

2. Term and Renewal. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of three (3) years (the “Term”) unless terminated earlier pursuant to the terms of this Agreement. At the end of the Term, the Agreement may be extended for an additional period or periods upon mutual agreement by the Company and the Consultant in writing.

3. Compensation and Expenses.

(a) Consulting Fees. As full and complete compensation for the services to be performed by Consultant under this Agreement, the Company shall pay the Consultant consulting fees in an amount equal to $44,000 per month. The consulting fees shall be payable on the first business day of each month during the Term.

(b) Performance Payment. In addition, each calendar year during the Term, commencing with the calendar year 2013, the Consultant shall be eligible to receive an additional payment in an amount up to $251,000 (for calendar year 2012, the Consultant shall be eligible to receive an additional payment in an amount up to $126,000), as determined by the Company in good faith (the “Annual Payment”). The amount, if any, of such Annual Payment for each such calendar year shall be determined based upon the Company’s attainment of reasonable performance goals approved by the Board in its sole discretion. Each such Annual Payment shall be payable in a lump sum cash amount during the calendar year following the year for which such Annual Bonus is earned and within 60 days of the date the Company’s audited financial statements are received by the Board for such year.

(c) Costs and Expenses. Except as stated herein, Consultant shall be fully and solely responsible for all costs and expenses incident to the services furnished to Company under this Agreement, including, but not limited to, all costs of training, tools, equipment, materials, fees, licenses, fines, bonds, taxes (including, but not limited to, FICA, FUTA, workers’ compensation, and unemployment insurance taxes), and all of Consultant’s other costs of doing business. Company shall reimburse Consultant for certain out-of-pocket expenses actually incurred by Consultant in rendering services under this Agreement which, in the reasonable opinion of Company, are reasonable and necessary and consistent with past practices. Consultant shall provide Company with copies of receipts or other reasonable documentation for all such expenses requested for reimbursement. Company shall reimburse such expenses to Consultant no later than forty five (45) days following receipt by Company of a written request and accompanying supporting documentation therefor.

4. Confidentiality; Proprietary Information.

(a) Any and all information disclosed by Company, its officers, directors or consultants to Consultant, whether delivered prior to of after the Effective Date, will be considered confidential. Consultant understands that Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to Company, and/or in which property rights have been assigned or otherwise conveyed to Company, which information has commercial value in the business in which Company is engaged. All such information, including, without limitation, the information developed by Company and disclosed to Consultant during the term of this Agreement, and including any other information developed by or on behalf of Consultant pursuant to this Agreement, is hereinafter referred to as “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, designs, data, know-how, improvements, inventions, techniques, financing plans and strategies, marketing and commercialization plans, forecasts and customer and contact lists. Accordingly, Consultant further agrees as follows:

(i) All Proprietary Information shall be the sole property of Company, and Company parties shall be the sole and exclusive owners of all patents and other intellectual property and ownership rights in connection therewith. At all times during this Agreement and at all times after expiration or termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information without the prior written consent of Company, except as may be necessary in the ordinary course of performing the duties of Consultant hereunder. No announcement, oral presentation or publication of any kind relating to any Proprietary Information shall be made by Consultant without the prior written consent of Company, and Company shall have no obligation to consent to any such announcement, oral presentation or publication by Consultant; and

(ii) All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by or on behalf of Company or developed by or on behalf of Consultant pursuant to this Agreement, shall be and remain the sole property of Company and shall be returned promptly as and when requested by Company. Consultant agrees to return and deliver all such property upon expiration or termination of this Agreement for any reason and Consultant shall not retain or reproduce any such property upon expiration or termination, without the express written consent of Company.

(iii) Notwithstanding the foregoing, Proprietary Information shall not be deemed to include information that Consultant can demonstrate (a) is or hereafter becomes generally available to the public other than as a result of a breach of this Agreement by Consultant, or (b) was made known to Consultant by a third party lawfully in possession of such information and not in breach of any confidentiality obligation with respect thereto, as evidenced by Consultant’s written records. In the event that Proprietary Information is required to be disclosed by Consultant pursuant to a governmental or court proceeding, Consultant shall notify Company in writing (unless prohibited by law) in a timely manner of the required disclosure and afford Company the opportunity to seek a protective order, if and to the extent permitted or practicable, to limit the nature and scope of the information to be disclosed. Consultant further agrees to take all reasonable steps to limit such disclosure only to the extent and to the persons, as required by such governmental or court proceeding.

The obligations in this Section 4 shall survive any termination or expiration of this Agreement.

(b) Consultant further agrees as follows:

(i) Consultant shall promptly disclose to Company or its designee all intellectual property (including, but not limited to any inventions, improvements, formulae, processes, techniques, know-how, data, patents or applications for patents, trade secrets, trademarks, copyrights and confidential information as described in this Section 4), made or conceived or reduced to practice or learned by Consultant as a result of performing services for Company pursuant to this Agreement ( “Intellectual Property”).

(ii) Consultant agrees to and does hereby sell, assign, transfer and set over to Company, and its successors or assigns, as the case may be, all right, title and interest in and to all Intellectual Property developed or conceived individually or in conjunction with others in performance of this Agreement, to be held and enjoyed by Company, or its successors or assigns, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as the intellectual property would have been held by Consultant had this Agreement, sale or assignment not been made.

(iii) Consultant shall execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property as Company may designate in any and all countries. All costs and expenses of application and prosecution of such patents, trademarks, trade secrets and copyrights shall be paid by Company.

(iv) Any copyrightable material prepared by Consultant as a result of Consultant’s activities with Company, in performance of this Agreement, are prepared as “works for hire” for the benefit of Company. Consultant hereby assigns to Company any copyright to which Consultant is entitled for any copyrightable material prepared in the course of the performance of this Agreement for Company. Company shall have the right to reproduce, modify and use such material and all results generated as the result of services rendered under this Agreement for any purpose related to its lawful business.

(v) Upon the written request of Company, Consultant shall make any assignment provided for in this Section 4 directly to, or for the benefit of, Company, a Company affiliate or Company designee, including Consultant’s performance of any related obligations hereunder.

(c) For purposes of this Section 4, the term Consultant shall include Consultant and all of its agents and employees, including Dr. Joel Morganroth. Consultant shall cause Dr. Morganroth and any other employees, agents or consultants of Consultant providing services under the Agreement (each a “Covered Person”) to comply with the provisions of this Section 4, and shall be responsible for any breach by any such Covered Person. Upon Company’s request, Consultant shall cause any Covered Person to execute and deliver such documents obligating any such Covered Person to comply with the provisions of this Section 4.

5. Remedies. Consultant acknowledges that Company may not have an adequate remedy at law if Consultant or any Covered Person breaches the terms of Section 4 hereof. Accordingly, in such event, Company shall have the right, in addition to any other rights it may have at law or equity, to seek in any tribunal of competent jurisdiction injunctive relief to restrain any breach (without requirement of posting a bond).

6. Termination. Consultant’s services hereunder may be terminated by the Company or the Consultant, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Expiration of Term. This Agreement will terminate automatically at the expiration of the Term, except for any provision of this Agreement that by its terms is to be performed after, or survives, termination of this Agreement.

(b) Dissolution of Consultant; Death; Disability. This Agreement will terminate automatically upon the dissolution of the Consultant, or upon the death or Disability of Dr. Morganroth, without further obligation or liability, except for (i) payment of any compensation earned prior to the date of termination and (ii) any provision of this Agreement that by its terms is to be performed after, or survives, termination of this Agreement. “Disability” shall mean a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Company’s board of directors, can be expected to be permanent or to be of an indefinite duration and which renders Dr. Morganroth unable to perform the services required by this Agreement, or Dr. Morganroth shall have been absent from his duties hereunder on a full-time basis for 120 consecutive days, or 180 days during any twelve month period, and within thirty (30) days after written notice (which may occur before or after the end of such 120 or 180 day period), by the Company to Consultant of the Company’s intent to terminate the Agreement employment by reason of such Disability, Dr. Morganroth shall not have returned to the performance of his duties, as assigned to him, hereunder.

(c) Termination for Cause. Notwithstanding the forgoing, Company may terminate this Agreement at any time prior to the expiration of the Term for Cause, without further obligation or liability, except for (i) payment of any compensation earned prior to the date of termination, (ii) any provision of this Agreement that by its terms is to be performed after, or survives, termination of this Agreement and (iii) with respect to any breach of this Agreement occurring on or prior to the date of termination. “Cause” shall mean, in the reasonable judgment of the Company, Consultant or any Covered Person (i) fails to perform any reasonable directive of the Company for customary and usual activities that may be given from time to time, in accordance with Section 1 of this Agreement, for the conduct of the Company’s business; (ii) materially breaches any of its commitments, duties or obligations under this Agreement; (iii) embezzles or converts to its own use any funds of the Company or its Affiliates or any business opportunity of the Company of its Affiliates; (iv) destroys or converts to its own use any property of the Company or its Affiliates, without the Company’s consent; (v) is convicted of, or indicted for, or enters a guilty plea or plea of no contest with respect to, a felony; (vi) is adjudicated as incompetent or (vii) violates any federal, state, local or other law applicable to the business of the Company or engages in any conduct which, in the reasonable judgment of the Company, is injurious to the business or interests of the Company. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Consultant with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.

(d) Termination by Consultant. Consultant may terminate this Agreement at any time and for any reason upon providing thirty (30) days written notice to Company with this Agreement being terminated upon the expiration of such thirty (30) day period, without further obligation or liability of Company, except for (i) payment of any compensation earned prior to the date of termination, (ii) any provision of this Agreement that by its terms is to be performed after, or survives, termination of this Agreement and (iii) with respect to any breach of this Agreement occurring on or prior to the date of termination.

(e) Within ten (10) days of the termination or expiration of this Agreement for any reason, Consultant shall return to the Company all Confidential Information in its possession.

(f) Notwithstanding any of the forgoing, and for the avoidance of doubt, in the event the Merger Agreement is terminated pursuant to its terms prior to the Effective Date, this Agreement shall terminate and be of no further force and effect as of the date of such termination.

7. Tax and Benefits Acknowledgment. Consultant expressly acknowledges and agrees that it will not be considered an employee of Company for any purpose whatsoever. Accordingly, Consultant expressly acknowledges that, except as otherwise provided for in this Agreement or by the terms of any such plans or programs, neither Dr. Morganroth nor any Covered Person will be eligible to participate in any employee benefit plans or programs which Company sponsors during the Consulting Period, including, but not limited to Company’s qualified retirement and health and welfare benefit plans. Consultant also expressly agrees that it will be responsible for the payment of all income and employment taxes that may be due as a result of the payments made pursuant to this Agreement, including, but not limited to, FICA, FUTA, federal or state personal income taxes, state disability insurance taxes, and state unemployment insurances taxes. Consultant hereby acknowledges that Company will make all reports that may be required by federal and/or state tax authorities in connection with compensation paid to Consultant pursuant to this Agreement.

8. Consultant’s Representations, Warranties and Covenants. Consultant hereby represents, warrants and covenants to Company as follows:

(a) (i) Consultant has the authority to enter into and perform this Agreement, and (ii), Consultant will not disclose to Company, or use in connection with the performance of services under this Agreement, any third party confidential or proprietary information.

(b) During the Term, and for two (2) years after its termination, Consultant and its service providers, will not, directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is the same as or competitive with the business conducted by the Company in any state of the United States of America and in any foreign country in which any customer to whom the Company is providing services or technology is located. Consultant understands that the restrictions set forth in this Section 8(b) are intended to protect the Company’s interest in its Proprietary Information, and agrees that such restrictions are reasonable and appropriate for this purpose.

(c) During the term of this Agreement and for two (2) years after its termination, Consultant and shall cause the Covered Persons not to, directly or indirectly, in any way for his, her or its own account, as employee, stockholder, owner, partner, or otherwise, or for the account of any other person, corporation or entity: (i) request or cause any of the Company’s suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce, request or otherwise cause any employee, officer, consultant or agent of the Company to refrain from rendering services to Company or to terminate his or her relationship, contractual or otherwise, with Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.

(d) Consultant will cause all Covered Persons to conduct themselves in a professional and ethical manner at all times and will, and will cause all Covered Persons to, comply with all Company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

(e) Neither the Consultant nor Dr. Morganroth is currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.

(f) Consultant will indemnify, defend and hold harmless Company, Parent and their affiliates from and against any and all liabilities, losses, claims, costs, actions, obligations, fines, damages, expenses, taxes, penalties and interest, asserted against, imposed upon or incurred by any of Company, Parent or their affiliates directly or indirectly, by reason of or arising from or relating to any claims by any governmental authority related to the classification of Consultant and the Covered Persons as independent contractors.

9. Asset Sale Covenants. On or before the Effective Time, Consultant agrees to execute all such documents as reasonably necessary or appropriate to effectuate the transactions contemplated by the Asset Sale, including an Asset Purchase Agreement substantially in the form of agreement attached hereto as Exhibit A, with such documents containing customary terms and conditions, including non-competition and non-solicit covenants running for a period of seven years from the Effective Time. Consultant also acknowledges that in connection with the Asset Sale, the Prior Agreement shall be terminated effective as of the Effective Time, and the 90-day written notice requirement specified therein for termination shall be waived by Consultant.

10. Compliance Standards. During the term of this Agreement and any renewal term, Consultant shall comply with all applicable laws, rules and regulations in the conduct of the services being performed. Consultant agrees to cause Dr. Morganroth and, if applicable, any other Covered Person, to maintain medical licenses and insurance as required to carry out the duties described herein.

11. Survival and Severability.

(a) Survival. The provisions of Sections 4-14, inclusive, shall survive expiration or termination of this Agreement.

(b) Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

12. Entire Agreement, Amendments. This Agreement contains the entire and complete agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and/or written agreements with respect to the subject matter hereof, other than any currently effective confidentiality agreement. Any changes to this Agreement must be in writing and signed by both parties.

13. Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

ERESEARCHTECHNOLOGY, INC.			CONSULTANT

By:	/s/ Jeffrey J. Litwin	By:	/s/ Joel Morganroth, MD
	Its: President and CEO		Name: Joel Morganroth, MD
Its: Chief Executive Officer

Exhibit A

Asset Purchase Agreement

Exhibit A

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of [—], 2012 (the “Agreement”), by and among Joel Morganroth, M.D., P.C. (“Seller”), Joel Morganroth, M.D. (“Shareholder” and, together with Seller, the “Seller Parties”), and [eRESEARCHTECHNOLOGY, INC.], a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller operates in the same business as the Company pursuant to a consulting arrangement with the Company;

WHEREAS, Shareholder is the sole shareholder of Seller;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of Seller’s assets, including goodwill, on the terms and conditions set forth herein;

WHEREAS, in connection herewith, Seller has executed and delivered an Intellectual Property Rights Assignment in the form attached hereto as Annex A, and a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status in the form attached hereto as Annex B.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Transfer of Purchased Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby acquires from Seller, for the consideration hereinafter described, all of Seller’s right, title and interest in and to the following (the “Purchased Assets”):

(a) all Software owned by Seller;

(b) all Patents owned by Seller, as listed on Section 1.1(b) of the Disclosure Schedules;

(c) all Trademarks owned by Seller, as listed on Section 1.1(c) of the Disclosure Schedules;

(d) all Copyrights owned by Seller, as listed on Section 1.1(d) of the Disclosure Schedules;

(e) all Trade Secrets;

(f) all other Intellectual Property owned by Seller (the assets listed in subsections (a) through (f) collectively the “Owned Intellectual Property”);

(g) all tangible assets listed on Section 1.1(g) of the Disclosure Schedules;

(h) all rights, including intellectual property rights licensed to or from third parties, under the contracts listed on Section 1.1(h) of the Disclosure Schedules (collectively, the “Assumed Contracts”);

(i) all income, royalties, damages and payments due or received on the date hereof or thereafter under any Assumed Contract or otherwise with respect to the Purchased Assets in all countries;

(j) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights, rights to set-off against third parties or other similar rights of Seller relating to the Purchased Assets;

(k) all books, records, files, data, invoices, literature and artwork of Seller, including production data, equipment maintenance data, employee and consultant files (to the extent legally permissible), inventory records, patent prosecution files and reference catalogs used in connection with the Purchased Assets;

(l) all rights under express or implied warranties from suppliers with respect to the Purchased Assets;

(m) all rights of Seller under each intellectual property assignment agreement, and each confidentiality agreement entered into by any officer, director, employee or consultant of Seller; and

(n) all goodwill associated with Seller’s business.

Notwithstanding anything herein to the contrary, “Purchased Assets” shall not be deemed to include any accounts receivable.

1.2 Excluded Liabilities. Except obligations arising after the date hereof under the Assumed Contracts (the “Assumed Liabilities”), Purchaser shall not, by the execution, delivery and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof, including, without limitation, any Taxes of Seller or Shareholder or any other Taxes otherwise imposed with respect to Seller’s business or the Purchased Assets that are attributable to periods (or portions thereof) ending on or before the date hereof (the “Excluded Liabilities”).

1.3 Purchase Price. In full payment for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets:

(a) Purchaser hereby assumes the Assumed Liabilities; and

(b) Seller herby acknowledges receipt from Purchaser of an amount of cash equal to $875,000 (the “Purchase Price”).

1.4 Allocation of Purchase Price. The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code, and the Treasury Regulations promulgated thereunder), shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). The Allocation shall be delivered by Purchaser to Seller within 60 days of the date hereof. Seller and Purchaser agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns (including, without limitation, filing Form 8594 with their respective United States federal income Tax Returns).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Section of the Disclosure Schedule corresponding to the number and paragraph of the representation and warranty to which the exception relates, Seller hereby represents and warrants to Purchaser as follows:

2.1 Corporate Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, is duly qualified and is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Seller has full corporate power and authority to carry on Seller’s business as now being conducted. Seller has full corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

2.2 No Conflict; No Consents. The execution and delivery of this Agreement and the performance of the obligations of Seller hereunder will not (i) violate or be in conflict with any provision of law, any order, rule or regulation of any court or other agency of government, or any provision of Seller’s certificate of incorporation or bylaws, (ii) violate, be in conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or result in the acceleration of any obligations under, any indenture, agreement, lease or other instrument to which Seller is a party or by which it or any of its properties are bound, or (iii) result in the creation or imposition of any security interest, lien, claim or encumbrance (each an “Encumbrance”) upon any of the Purchased Assets. No consent, approval or authorization of or declaration or filing with any Governmental Authority or other person or entity on the part of Seller is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.3 Intellectual Property. The Intellectual Property included within the Purchased Assets (the “Seller Intellectual Property”) constitutes all of the Intellectual Property which is necessary for or material to the conduct of Seller’s business as presently conducted. All such Intellectual Property is valid, subsisting and enforceable. Seller exclusively owns all right, title and interest in and to the Owned Intellectual Property, or has a valid and enforceable right to use all other Seller Intellectual Property, in each case free and clear of all Encumbrances. To Seller’s knowledge, no third party is infringing upon, misappropriating or otherwise violating any Seller Intellectual Property, and Seller is not infringing or misappropriating the intellectual property of any third party.

2.4 Title to Property; Sufficiency of Assets. Seller has good and valid title to (or valid leasehold or contractual interests in) all property included in the Purchased Assets, free and clear of all Encumbrances. This Agreement is sufficient to convey good and valid title to the Purchased Assets to Purchaser, free and clear of all Encumbrances.

2.5 Solvency. Seller is not insolvent and will not be insolvent as a result of the transactions contemplated herein.

2.6 Litigation. There is no litigation or proceeding pending or, to Seller’s knowledge, threatened against Seller or with respect to Seller’s business or the Purchased Assets.

2.7 Brokers. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

2.8 Taxes. Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any liability for Taxes of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1 Corporate Organization; Authority. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to consummate the transactions contemplated by this Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

ARTICLE IV

COVENANTS; AGREEMENTS

4.1 Non-Competition.

(a) Neither Seller Party shall, without the prior written consent of Purchaser, for a period of seven years from the date hereof, directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is the same as or competitive with the business conducted by the Company in any city or county in California, or any city, county, state, region, territory or place elsewhere in the United States or in any foreign country in which any customer to whom the Company is providing services or technology is located.

(b) Neither Seller Party shall, for a period of seven years from the date hereof, and the Seller Parties shall cause the Covered Persons not to, directly or indirectly, in any way for his, her or its own account, as employee, stockholder, owner, partner, or otherwise, or for the account of any other person, corporation or entity: (i) request or cause any of the Company’s suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce, request or otherwise cause any employee, officer, consultant or agent of the Company to refrain from rendering services to Company or to terminate his or her relationship, contractual or otherwise, with Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.

(c) Each Seller Party acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Purchaser and that any breach by a Seller Party of any provision hereof will result in irreparable injury to Purchaser. Each Seller Party acknowledges that in addition to all remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, arising from such breach as may be appropriate.

4.2 Further Assurances. From and after the date hereof, each of Seller and Purchaser agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and convey unencumbered title and ownership of the Purchased Assets to Purchaser. Without limiting the foregoing, Seller agrees to cooperate and use reasonable best efforts to give all notices, obtain all consents, waivers, agreements and approvals, and prepare, execute and file all certificates, applications, agreements, conveyances and other documents, or cause to be done any of the foregoing, as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and convey unencumbered title and ownership of the Purchased Assets to Purchaser.

4.3 Indemnification. Seller covenants and agrees to indemnify and hold Purchaser and its Affiliates harmless from and against, and to reimburse Purchaser and its Affiliates for, any claim for any losses, damages, liabilities or expenses, including counsel fees, incurred by Purchaser or its affiliates by reason of or arising from (i) any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement or in any Schedule or Annex delivered hereunder, and (ii) all Excluded Liabilities. The foregoing indemnification shall be the sole and exclusive remedy for damages available to Purchaser for misrepresentation or breach of any representations or warranties contained herein; provided that the foregoing shall not be construed as limited in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations or warranties made by Seller in this Agreement. The aggregate liability of Seller pursuant to clause (i) of this Section 4.3 shall not exceed the Purchase Price.

4.4 Taxes on Sale. The responsibility for paying all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Seller.

ARTICLE V

MISCELLANEOUS

5.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to an entity, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such entity;

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Copyrights” means all U.S. and foreign registered copyrights, mask work rights, mask work registrations, copyright applications and unregistered copyrights;

(d) “Covered Persons” means Seller and its agents and employees.

(e) “Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any notified body, (iii) the Financial Industry Regulatory Authority, Inc., or (iv) Nasdaq.

(f) “Intellectual Property” means any or all of the following and all rights therein in any jurisdiction: (i) Patents, (ii) inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information and data (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), and know how, (iii) Copyrights, (iv) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor (v) industrial designs and any registrations and applications therefor and unregistered design rights throughout the world, (vi) Trademarks, (vii) URL and domain name registrations, (viii) Software, (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (x) any similar, corresponding or equivalent rights to any of the foregoing.

(g) “Patents” means all U.S. and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(h) “Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

(i) “Tax” or “Taxes” means any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including without limitation income, gross receipts, business, occupation, escheat, franchise, property, payroll, documentary, personal property, sales, transfer, use, employment-related, commercial rent, occupancy, franchise or withholding taxes, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additions attributable to or imposed with respect to the foregoing and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person;

(j) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Tax authority or other governmental entity;

(k) “Trademarks” means all U.S. and foreign trademarks, common law trademark rights, service marks, trade dress, logos, trade names, corporate names, all rights arising from the use of or existing in connection with domain names, and all goodwill associated with the foregoing, and all registrations and applications for registration of any of the foregoing; and

(l) “Trade Secrets” means all worldwide trade secret rights and other rights in know how and confidential or proprietary information.

5.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by email or facsimile (providing confirmation of transmission if via facsimile) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following physical or email addresses or facsimile numbers (or at such other addresses or facsimile numbers as from time to time may be specified by the parties by like notice):

if to Seller, to:

Joel Morganroth MD, PC

1300 Ben Franklin Drive #701

Sarasota, FL 34236

Attention: Joel Morganroth MD

email: jmorganroth@ert.com

if to Purchaser, to:

[insert]

Attention:

Facsimile:

5.3 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Seller shall pay the sales and use taxes resulting from the transfer of the Purchased Assets pursuant to this Agreement.

5.4 Survival. All representations and warranties made herein shall survive for two years after the date hereof and any claim for indemnification must be made within that period. The covenants and agreements of the parties hereto shall survive indefinitely, or for such shorter period as is set forth therein.

5.5 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their successors and permitted assigns.

5.6 Assignment. This Agreement shall not otherwise be assignable by Seller without the prior written consent of Purchaser, and any assignment to the contrary shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

5.7 Entire Agreement. This Agreement, including the Disclosure Schedules, and the instruments to be executed in connection herewith shall constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

5.8 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

5.9 Amendment and Waiver. This Agreement may only be amended or modified in writing signed by the party against which enforcement of such amendment or modification is sought. Any term or condition of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a written notice signed by the party or parties waiving such term or condition.

5.10 Public Announcement. Except as may be required by law or regulation, neither party shall publicly disclose the existence or any of the terms of this Agreement or any dealings between the parties in connection with the subject matter hereof without the prior written approval of the other.

5.11 Governing Law. This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflicts of law.

5.12 Jurisdiction and Venue. Each of the parties hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (B) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, Parent does hereby appoint The

Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19081 as such agent

5.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

5.14 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

5.15 Guaranty. Shareholder hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Seller under this Agreement in accordance with the terms hereof. This guaranty is a guaranty of both payment and performance.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first written above.

eRESEARCHTECHNOLOGY, INC.

By:
Name:
Title:

JOEL MORGANROTH, M.D., P.C.

By:
Name:	Joel Morganroth, M.D.
Title:	CEO

SHAREHOLDER

Name:	Joel Morganroth, M.D.

[Signature Page to Asset Purchase Agreement]